CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (the “Registration Statement”) of The Marsico Investment Fund of our report dated November 15, 2017, relating to the financial statements and financial highlights, which appears in the Annual Report of Marsico Focus Fund, Marsico Growth Fund, Marsico 21st Century Fund, Marsico International Opportunities Fund, Marsico Flexible Capital Fund and Marsico Global Fund on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights of the Surviving Fund" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 28, 2018